JNL Investors Series Trust 485BPOS

  Ex. 99.28(e)(1)(iii)

Amendment to JNL Investors Series Trust

Third Amended and Restated Distribution Agreement

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD (the “Parties”) entered into a Third Amended and Restated Distribution Agreement, effective as of September 13, 2021, as amended (the “Agreement”), whereby the Trust appointed JNLD as distributor (the “Distributor”) of the shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the dissolution of the JNL Securities Lending Collateral Fund, effective September 30, 2023.

Whereas, pursuant to Board approval of the dissolution of the JNL Securities Lending Collateral Fund, the Parties have agreed to amend the Agreement, effective September 30, 2023, to remove the JNL Securities Lending Collateral Fund and its fees from Schedule A.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated September 30, 2023, attached hereto.

2)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed, effective September 30, 2023.

Attest:		JNL Investors Series Trust
	/s/ Norma M. Mendez		/s/ Kristen K. Leeman
By:		By:
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Katie Bigness	By:	/s/ Alison Reed
	Katie Bigness	Name:	Alison Reed
		Title:	Chief Operating Officer

Schedule A

Dated September 30, 2023

Fund	Classes	Maximum 12b-1 Fee[1]
JNL Government Money Market Fund	Class I Class SL	None None

1 As a percentage of the average daily net assets attributable to the specified class of shares.